UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2015

Sypris Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Bullitt Lane, Suite 450
Louisville, Kentucky		40222
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 329-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Sale of Morganton Plant Assets to Meritor

On the evening of July 9, 2015, Sypris Solutions, Inc. (the "Company") and certain of its subsidiaries entered an asset purchase agreement (the “Agreement”) to sell, and simultaneously sold, certain assets used in the Company’s manufacturing facility in Morganton, North Carolina, to its largest customer, Meritor Heavy Vehicles Systems, LLC (the “Buyer”). The Company retained the Morganton plant’s axle shaft manufacturing lines and certain related assets, intellectual property and inventories, which will be transitioned to the Company’s Louisville, Kentucky plant later this year. All other Morganton equipment, related assets and intellectual property were sold to the Buyer for $10.5 million in cash, paid at the closing (the “Morganton Sale”). The Buyer purchased related inventories and accounts receivable and assumed or released certain accounts payable and other accrued liabilities, for $2.0 million in additional consideration (subject to customary post-closing adjustments to actual). The Buyer also agreed to lease the Morganton facility for an initial five-year term, for $2.0 million in rent, pre-paid at the closing, and an additional $1.2 million to be paid within 30 days - either to purchase the facility or to extend the lease for an additional 15 years, at the Buyer’s option. The proceeds of $14.5 million at closing, and $1.2 million within 30 days of closing, approximated $15.7 million in total, anticipated consideration for the Morganton Sale. At closing, the parties also entered into a Meritor Note Amendment (whereby the Company has issued an additional secured obligation to Meritor of $0.4 million on July 9, 2015 and agreed to increase the Meritor Note by up to an additional $0.3 million in the near future as needed to reflect certain potential roof repairs, as described below).

The Agreement contains customary representations, warranties and covenants of the Seller and the Buyer as further set forth in the Agreement. The Agreement also includes provisions governing the retention by the Seller of certain responsibilities with regard to environmental, tax, intellectual property, employment and other liabilities; the transition of employees and responsibility for employee compensation and benefits; information technology, use of trademarks and logos; and post-closing indemnities between the Seller and the Buyer for losses arising from breaches of representations and warranties and other specified events.

Accommodation and Access Agreements; Contract Extensions

In connection with the Agreement, the Company, certain of its subsidiaries, Gill Family Capital Management, Inc. (“GFCM”) and the Buyer have entered an Accommodation Agreement and an Access Agreement granting various accommodations to the Company, including the acceleration of certain payment terms and the approval of certain supply contract extensions through 2019, related to the Company’s targeted acquisition of Reynolds Machine Co., Inc. These agreements also grant certain access rights to the Buyer to provide additional resources, management and control as needed to ensure the continued supply of products from each of the Company’s manufacturing facilities to the Buyer pursuant to the parties’ long-term supply agreements for axle shafts and other manufactured component parts. These access and control rights are on customary terms and subject to customary conditions and are implicated in limited circumstances necessary to maintain the supply of products to the Buyer.

Meritor Note and Amendment

As previously announced, on July 2, 2015, the Company entered into a secured promissory note (the “Meritor Note”) in the principal amount of $3.0 million, with the Buyer’s parent company, Meritor, Inc. (“Meritor”), in exchange for the release of certain outstanding net trade payables owed to Meritor for ongoing purchases of raw materials, and the guarantee of certain inventory values related to Meritor’s business as collateral under the Company’s Revolving Credit and Security Agreement, dated May 12, 2011 (the "Loan Agreement"). The Meritor Note is secured by substantially all of the collateral for the Loan Agreement, is senior to the promissory note previously issued to GFCM, and is subordinate to the rights of PNC Bank, National Association (“PNC”).

On the evening of July 9, 2015, the Meritor Note was amended to increase the principal amount by approximately $0.4 million, in connection with the closing of the Morganton Sale (the “Meritor Note Amendment”) and the Company has agreed to increase the Meritor Note by up to an additional $0.3 million in the near future as needed to reflect certain potential roof repairs at the Morganton facility.

Loan Amendment

As previously announced, on July 2, 2015, the Company and certain of its subsidiaries entered into an amendment (the "Third Amendment") to the Loan Agreement with PNC (the “Lender”). The Lender, as the agent and lender under the Loan Agreement, agreed: to reduce the reserved amount available to be borrowed under the Loan Agreement from $25.0 million to $22.5 million prior to the Morganton Sale and to further reduce such reserved amount to $10.0 million after the Morganton Sale, among other previously disclosed terms and conditions.

As of July 9, 2015, the Lender has consented to the Morganton Sale, released all liens on the assets associated with that sale, and waived the Company’s earlier agreement to close the transaction by July 7, 2015. The Company has applied the net proceeds from the Morganton Sale to reduce the outstanding loan balance. Going forward, the Company expects to be able to comply with the amended covenants. However, no assurances can be given that changing business, regulatory or economic conditions might not cause the Company to violate one or more covenants which could result in default or acceleration of any debt under the Loan Agreement.

Item 2.03	Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 9, 2015, the Company completed the issuance of the Meritor Note Amendment as described above. The information related to the Meritor Note Amendment described above is incorporated by reference into this Item.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 10, 2015	Sypris Solutions, Inc.

	By:	/s/ Anthony C. Allen
Anthony C. Allen
Vice President and Chief Financial Officer